UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2024

Eterna Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1035 Cambridge Street, Suite 18A
Cambridge, MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 582-1199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.005 per share	ERNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2024, and effective as of that date, upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Eterna Therapeutics Inc. (the “Company”) appointed Mr. Peter Cicala to the Board. Mr. Cicala will serve as a member of the Board until the Company’s 2024 Annual Meeting of Stockholders and until his successor is duly elected or appointed and qualified or his earlier death, resignation or removal. The Board determined that Mr. Cicala is as an “independent director” under applicable rules of the Nasdaq Stock Market. The Board also appointed Mr. Cicala to serve on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

There are no arrangements or understandings between Mr. Cicala and any other person pursuant to which Mr. Cicala was appointed as a member of the Board.

The Company has not engaged in any transaction, and there is no currently proposed transaction, in which Mr. Cicala had or will have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Cicala will participate in the standard non-employee director compensation arrangements with respect to annual Board member compensation and Board committee member retainers described under the heading “Director Compensation” in the Company’s Definitive Proxy Statement on Schedule 14A filed with Securities and Exchange Commission on May 5, 2023. The Company also expects to enter into its standard director and officer indemnification agreement with Mr. Cicala.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eterna Therapeutics Inc.

Dated: February 16, 2024	By:	/s/ Sanjeev Luther
Sanjeev Luther
President and Chief Executive Officer